Exhibit 10.5

SECOND AMENDED AND RESTATED CREDIT
AND SECURITY AGREEMENT

BY AND BETWEEN

NORTECH SYSTEMS INCORPORATED

AND

WELLS FARGO BANK,

NATIONAL ASSOCIATION

August 6, 2009

TABLE OF CONTENTS

		Page

ARTICLE I. DEFINITIONS		1
Section 1.1	Definitions	1
Section 1.2	Other Definitional Terms; Rules of Interpretation	12

ARTICLE II. AMOUNT AND TERMS OF THE CREDIT FACILITY		13
Section 2.1	Revolving Advances	13
Section 2.2	Procedures for Requesting Advances	13
Section 2.3	Increased Costs; Capital Adequacy; Funding Exceptions	14
Section 2.4	Letters of Credit	15
Section 2.5	Special Account	16
Section 2.6	Payment of Amounts Drawn Under Letters of Credit; Obligation of Reimbursement	16
Section 2.7	Obligations Absolute	17
Section 2.8	Term Advances	18
Section 2.9	Payments and Interest on Term Notes	18
Section 2.10	Interest; Default Interest; Participations; Usury	18
Section 2.11	Fees	18
Section 2.12	Time for Interest Payments; Payment on Non-Banking Days; Computation of Interest and Fees	19
Section 2.13	Voluntary Prepayment; Reduction of the Maximum Line; Termination of the Credit Facility by the Borrower	20
Section 2.14	Mandatory Prepayment	21
Section 2.15	Revolving Advances to Pay Obligations	20
Section 2.16	Use of Proceeds	20
Section 2.17	Liability Records	20
Section 2.18	Collateral Account and Sweep of Funds	21

ARTICLE III. SECURITY INTEREST; OCCUPANCY; SETOFF		21
Section 3.1	Grant of Security Interest	21
Section 3.2	Notification of Account Debtors and Other Obligors	21
Section 3.3	Assignment of Insurance	22
Section 3.4	Occupancy	22
Section 3.5	License	23
Section 3.6	Financing Statement	23
Section 3.7	Setoff	23
Section 3.8	Collateral	24

ARTICLE IV. CONDITIONS OF LENDING		24
Section 4.1	Conditions Precedent to the Initial Revolving Advance and Letter of Credit	24

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SECOND AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

Dated as of August 6, 2009

This Second Amended and Restated Credit and Security Agreement (“Agreement”) is entered into between NORTECH SYSTEMS INCORPORATED, a Minnesota corporation (the “Borrower”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (the “Lender”).

RECITALS

A.            The Borrower and Lender previously entered into that certain Amended and Restated Credit and Security Agreement dated as of December 30, 2002 (the “Existing Credit Agreement”); pursuant to which Borrower has executed and delivered the Existing Notes (as defined in Article I).

B.            The Borrower and Lender desire to completely amend, restate and replace the Existing Credit Agreement pursuant to the terms and conditions set forth herein.

NOW THEREFORE, the parties agree that the Existing Credit Agreement is amended and restated in its entirety by this Agreement on the following terms and conditions.

ARTICLE I.
DEFINITIONS

Section 1.1            Definitions. For all purposes of this Agreement, except as otherwise expressly provided, the following terms have the meanings assigned to them in this Section or in the Section referenced after such term:

“Accounts” means all of the Borrower’s accounts, as such term is defined in the UCC, including each and every right of the Borrower to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or otherwise arises under any contract or agreement, whether such right to payment is created, generated or earned by the Borrower or by some other person who subsequently transfers such person’s interest to the Borrower, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all Liens) which the Borrower may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any property of such account debtor or other obligor; all including but not limited to all present and future accounts, contract rights, loans and obligations receivable, chattel papers, bonds, notes and other debt instruments, tax refunds and rights to payment in the nature of general intangibles.

“Advance” means a Revolving Advance or a Term Advance.

“Affiliate” or “Affiliates” means Nortech Medical Services, Inc., a Minnesota corporation, Myron Kunin and any other Person controlled by, controlling or under common control with the Borrower, including any Subsidiary of the Borrower. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Second Amended and Restated Credit and Security Agreement.

“Availability” means the difference of (i) the Borrowing Base and (ii) the sum of (A) the outstanding principal balance of the Revolving Note and (B) the L/C Amount.

“Banking Day” means a day on which the Federal Reserve Bank of New York is open for business.

“Base LIBOR” means the rate per annum for United States dollar deposits quoted by Lender for the purpose of calculating effective rates of interest for loans making reference to the Daily Three Month LIBOR Rate, as the Inter-Bank Market Offered Rate in effect from time to time for delivery of funds for three (3) months in amounts approximately equal to the principal amount of such loans.  Borrower understands and agrees that Lender may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Lender in its discretion deems appropriate, including but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

“Book Net Worth” means the aggregate of the common and preferred stockholders’ equity in any Person, determined in accordance with GAAP.

“Borrowing Base” means, at any time, an amount equal to the lesser of:

(a)           the Maximum Line; or

(b)           subject to change in the Lender’s sole discretion, the sum of:

(i)                                     80% of Eligible Accounts; plus

(ii)                                  the lesser of: (1) $4,000,000 or (2) 30% of Eligible Inventory; provided, however, that portion of Eligible Inventory consisting of raw material shall not exceed the lesser of $3,000,000 or 20% of such raw material Inventory; less

(c)           the Borrowing Base Reserve, less

(d)           Obligations that Borrower owes to Lender that have not been advanced on the Revolving Note, less

(e)           Obligations that are not otherwise described in this Section 1.1, including Obligations that Lender in its sole discretion finds on the date of determination to be equal to Lender’s net credit exposure with respect to any swap (or other interest rate hedge), derivative, foreign exchange, deposit, treasury management, purchasing card or similar transaction or arrangement extended to the Borrower by Lender.

“Borrowing Base Reserve” means, as of any date of determination, an amount or a percent of a specified category or item that Lender establishes in its sole discretion from time to time to reduce availability under the Borrowing Base (a) to reflect events, conditions, contingencies or risks which affect the assets, business or prospects of Borrower, or the Collateral or its value, or the enforceability, perfection or priority of Lender’s Security Interest in the Collateral, or (b) to reflect Lender’s judgment that any collateral report or financial information relating to Borrower and furnished to Lender may be incomplete, inaccurate or misleading in any material respect.

“Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Minnesota are authorized or required by law to close.

“Capital Expenditures” means for a period, any expenditure of money during such period for the lease, purchase or other acquisition of any capital asset, or for the lease of any other asset whether payable currently or in the future.

“Change of Control” means the occurrence of any of the following events:

(a)           Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% percent of the voting power of all classes of voting stock of the Borrower, excluding Myron Kunin.

(b)           During any consecutive two-year period, individuals who at the beginning of such period constituted the board of Directors of the Borrower (together with any new Directors whose election to such board of Directors, or whose nomination for election by the owners of the Borrower, was approved by a vote of 66-2/3% of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of the Borrower then in office.

(c)           Michael Degen ceases to actively manage the Borrower’s day-to-day business activities.

“Collateral” means all of the Borrower’s Accounts, chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property,

letter-of-credit rights, letters of credit, all sums on deposit in any Collateral Account, and any items in any Lockbox; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods, all accessions; (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any goods; (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; (v) all collateral subject to the Lien of any Security Document; (vi) any money, or other assets of the Borrower that now or hereafter come into the possession, custody, or control of the Lender; (vii) all sums on deposit in the Special Account; and (viii) proceeds of any and all of the foregoing.

“Commitment”  means the Lender’s commitment to make Advances to, and to cause the Issuer to issue Letters of Credit for the account of, the Borrower pursuant to Article II.

“Constituent Documents” means with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.

“Credit Facility” means the credit facility being made available to the Borrower by the Lender under Article II.

“Daily Three Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a three (3) month period.  When interest is determined in relation to Daily Three Month LIBOR, each change in the interest rate shall become effective each Business Day that Lender determines that Daily Three Month LIBOR has changed.

“Debt” means of a Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

“Default Period” means any period of time beginning on the first day of any month during which a Default or Event of Default has occurred and ending on the date the Lender notifies the Borrower in writing that such Default or Event of Default has been cured or waived.

“Default Rate” means an annual interest rate equal to three percent (3%) over the Floating Rate, which interest rate shall change when and as the Floating Rate changes.

“Director” means a director if the Borrower is a corporation, a governor if the Borrower is a limited liability company, or a partner if the Borrower is a partnership.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes the Borrower and which is treated as a single employer under Section 414 of the IRC.

“Eligible Accounts” means all unpaid Accounts arising from the sale or lease of goods or the performance of services, net of any unapplied credits or deposits from Account debtors, but excluding any such Accounts having any of the following characteristics:

(i)	That portion of Accounts unpaid 90 days or more after the invoice date;

(ii)	That portion of Accounts that is disputed or subject to a claim of offset or a contra account;

(iii)

That portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by the Borrower to the customer, including progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;

(iv)

That portion of Accounts owed by account debtors located in the states of New Jersey, Indiana, or West Virginia (or any other state that requires a creditor to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against such account debtor in the courts or through any judicial process of such state), unless the Borrower has qualified to do business in such state, or has filed a notice of business activities report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement;

(v)

Accounts constituting (i) proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;

(vi)

Accounts owed by any unit of government, whether foreign or domestic (provided, however, that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which the Borrower has provided evidence satisfactory to the Lender that (A) the Lender has a first priority perfected security interest and (B) such Accounts may be enforced by the Lender directly against such unit of government under all applicable laws);

(vii)	Accounts owed by an account debtor located outside the United States which are not: (A) backed by a bank letter of credit naming the Lender as beneficiary or assigned to the Lender, in the Lender’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to the Lender in all respects, in its sole discretion, or (B) covered by a foreign receivables insurance policy acceptable to the Lender in its sole discretion;

(viii)	Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;

(ix)	Accounts owed by an Owner, Subsidiary, Affiliate, Officer or employee of the Borrower;

(x)	Accounts not subject to a duly perfected security interest in the Lender’s favor or which are subject to any Lien in favor of any Person other than the Lender;

(xi)	That portion of Accounts that has been restructured, extended, amended or modified;

(xii)	That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

(xiii)	Accounts owed by an Account debtor, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds 15% of the aggregate amount of all Accounts;

(xiv)

Accounts owed by an Account debtor, regardless of whether otherwise eligible, if 15% (or 25% with respect to Accounts owing by General Electric Company and its affiliates, Semitool, Inc. and Northrop Grumman Corporation) or more of the total amount due under Accounts from such debtor is ineligible under clauses (i), (ii) or (xi) above;

(xv)	Accounts owed by an account debtor, regardless of whether otherwise eligible Accounts denominated in any currency other than United States Dollars; and

(xvi)

Accounts, or portions thereof, otherwise deemed ineligible by the Lender in its sole discretion.

“Eligible Inventory” means all Inventory of the Borrower, at the lower of cost or market value as determined in accordance with GAAP; but excluding any Inventory having any of the following characteristics:

(i)

Inventory that is: in-transit; located at any warehouse, job site or other premises not approved by the Lender in writing; located outside of the states, or localities, as applicable, in which the Lender has filed financing statements to perfect a first priority security interest in such Inventory; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any Person; on consignment to any Person or subject to any bailment unless such consignee or bailee has executed an agreement with the Lender;

(ii)	Supplies, packaging, parts or sample Inventory;

(iii)	Work-in-process Inventory;

(iv)	Inventory that is damaged, obsolete, slow moving (twelve-months or greater) or not currently saleable in the normal course of the Borrower’s operations;

(v)	Inventory that the Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor thereof;

(vi)	Inventory that is perishable or live;

(vii)

Inventory purchased or manufactured by the Borrower pursuant to a license unless the applicable licensor has agreed in writing to permit the Lender to exercise its rights and remedies against such Inventory;

(viii)	Inventory that is subject to a Lien in favor of any Person other than the Lender;

(ix)	All Inventory at any location other than the premises owned or leased by the Borrower in Bemidji, Blue Earth, Fairmont and Merrifield, Minnesota and Augusta, Wisconsin;

(x)	Inventory stored at any location: (a) holding less than 10% of the aggregate value of Borrower’s Inventory, or (b) with an aggregate value of $500,000, or less; and

(xi)

Inventory otherwise deemed ineligible by the Lender in its sole discretion.

“Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

“Equipment” means all of the Borrower’s equipment, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and recordkeeping equipment, parts, tools, supplies, and including specifically the goods described in any equipment schedule or list herewith or hereafter furnished to the Lender by the Borrower.

“Event of Default” has the meaning specified in Section 7.1.

“Existing Notes” means the Revolving Note and the Real Estate Term Note.

“Financial Covenants” means the covenants set forth in Section 6.2.

“Floating Rate” means the Daily Three Month LIBOR plus five percent (5.0%) for amounts owing under the Notes.

“Funding Date” has the meaning given in Section 2.1.

“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described in Section 5.6.

“General Intangibles” means all of the Borrower’s general intangibles, as such term is defined in the UCC, whether now owned or hereafter acquired, including all present and future Intellectual Property Rights, customer or supplier lists and contracts, manuals, operating instructions, permits, franchises, the right to use the Borrower’s name, and the goodwill of the Borrower’s business.

“Guarantor(s)” means any Person now or hereafter guarantying the Obligations.

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

“IRC” means the Internal Revenue Code of 1986.

“Infringe” when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.

“Intangible Assets” means as to any Person all intangible assets as determined in accordance with GAAP and including Intellectual Property Rights, goodwill, accounts due from Affiliates, Directors, Officers or employees, deposits, deferred charges or treasury stock or any securities or Debt of such Person or any other securities unless the same are readily marketable in the US or entitled to be used as a credit against federal income tax liabilities, non-compete agreements and any other assets designated from time to time by the Lender, in its sole discretion.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Interest Expense” means for a fiscal year-to-date period, a Person’s total gross interest expense during such period (excluding interest income), and shall in any event include (i) interest expensed (whether or not paid) on all Debt, (ii) the amortization of debt discounts, (iii) the amortization of all fees payable in connection with the incurrence of Debt to the extent included in interest expense, and (iv) the portion of any capitalized lease obligation allocable to interest expense.

“Inventory” means all of the Borrower’s inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

“Investment Property” means all of the Borrower’s investment property, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and U.S. Government securities.

“Issuer” means the issuer of any Letter of Credit.

“L/C Amount” means the sum of (i) the aggregate face amount of any issued and outstanding Letters of Credit and (ii) the unpaid amount of the Obligation of Reimbursement.

“L/C Application” means an application and agreement for letters of credit in a form acceptable to the Issuer and the Lender.

“Letter of Credit” has the meaning specified in Section 2.4.

“LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8th of 1%) and determined pursuant to the following formula:

LIBOR Rate =	Base LIBOR
100% - LIBOR Reserve Percentage

“LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Wells Fargo for expected changes in such reserve percentage during the applicable Interest Period.

“Licensed Intellectual Property” has the meaning given in Section 5.11(b).

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

“Loan Documents” means this Agreement, the Notes, the Security Documents, any L/C Application and any other agreement, document or instrument delivered by the Borrower, or any guarantor or Affiliate to the Lender.

“Material Adverse Effect” means any of the following:

(i)            a material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of the Borrower;

(ii)           a material adverse effect on the ability of the Borrower to perform its obligations under the Loan Documents;

(iii)          a material adverse effect on the ability of the Lender to enforce the Obligations or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity or enforceability of any Loan Document or of any rights against any guarantor, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Obligations; or

(iv)          any claim against the Borrower or any Affiliate or threat of litigation which if determined adversely would cause the Borrower to be liable to pay an amount exceeding $200,000 or would be an event described in clauses (i), (ii) and (iii) above.

“Maturity Date” means June 30, 2010 for the Revolving Note and May 31, 2012 for the Real Estate Term Note.

“Maximum Line” means $12,000,000 unless said amount is reduced pursuant to Section 2.13, in which event it means such lower amount.

“Mortgages” means (i) that Mortgage, Security Agreement, Fixture Financing Statement and Assignment of Leases and Rents dated January 31, 2002; and (ii) that certain combination Mortgage, Security Agreement, Fixture Financing Statement and Assignment of Leases and Rents dated February 2, 2007, each as executed by the Borrower, as mortgagor, in favor of the Lender, as mortgagee, granting the Lender a first priority mortgage lien and assignment of leases and rents in the Borrower’s facilities located in Bemidji, Fairmont and Merrifield, Minnesota, and Eau Claire County, Wisconsin, respectively.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which the Borrower or any ERISA Affiliate contributes or is obligated to contribute.

“Net Income” means for any period, the after-tax net income from continuing operations, less extraordinary losses or losses from discontinued operations, as determined in accordance with GAAP.

“Net Loss” means for any period, the pre-tax net loss from continuing operations, including extraordinary losses or losses from discontinued operations, as determined in accordance with GAAP.

“Note” means the Revolving Note, or the Real Estate Term Note, and “Notes” means the Revolving Note, and the Real Estate Term Note.

“Obligation of Reimbursement” has the meaning given in Section 2.6(a).

“Obligations” means each Note, the Obligation of Reimbursement and each and every other debt, liability and obligation of every type and description which the Borrower may now or at any time hereafter owe to the Lender, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving the Lender alone or in a transaction involving other creditors of the Borrower, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including all indebtedness of the Borrower arising under any Loan Document or guaranty between the Borrower and the Lender, whether now in effect or hereafter entered into.

“Officer” means with respect to the Borrower, an officer if the Borrower is a corporation, a manager if the Borrower is a limited liability company, or a partner if the Borrower is a partnership.

“Owned Intellectual Property” has the meaning given in Section 5.11(a).

“Owner” means with respect to the Borrower, each Person having legal or beneficial title to an ownership interest in the Borrower or a right to acquire such an interest.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of the Borrower or any ERISA Affiliate and covered by Title IV of ERISA.

“Permitted Lien” has the meaning given in Section 6.3(a).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of the Borrower or any ERISA Affiliate.

“Premises” means all premises where the Borrower conducts its business and has any rights of possession, including the premises legally described in Exhibit C attached hereto.

“Real Estate Term Note” means that certain Amended and Restated Real Estate Term Note dated February 2, 2007 made payable by the Borrower to the order of the Lender in the original principal amount of $3,348,750.00, and any note or notes issued in substitution therefor.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Revolving Advance” has the meaning given in Section 2.1.

“Revolving Note” means that certain Amended and Restated Revolving Note of even date herewith made payable by the Borrower to the order of Lender in the original principal amount of $12,000,000.00, and any note or notes issued in substitution therefor.

“Security Documents” means this Agreement, the Mortgages, any Subordination Agreement and any other document delivered to the Lender from time to time to secure the Obligations.

“Security Interest” has the meaning given in Section 3.1.

“Special Account” means a specified cash collateral account maintained by a financial institution acceptable to the Lender in connection with Letters of Credit, as contemplated by Section 2.5.

“Subordination Agreement” means individually and collectively, each Debt Subordination Agreement now or hereafter executed by any Person in the Lender’s favor, acknowledged by the Borrower, and accepted by the Lender from time to time.

“Subordinated Debt” means any indebtedness that has been subordinated to the Obligations pursuant to a Subordination Agreement.

“Subsidiary” means any corporation of which more than 50% of the outstanding voting equity interests or equity interests having general voting power under ordinary circumstances to elect a majority of the board of directors, board of governors or similar governing body of such entity, irrespective of whether or not at the time interest of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Term Advance” has the meaning specified in Section 2.8.

“Termination Date” means the earliest of (i) the Maturity Date, (ii) the date the Borrower terminates the Credit Facility, or (iii) the date the Lender demands payment of the Obligations after an Event of Default pursuant to Section 7.2.

“UCC” means the Uniform Commercial Code as in effect in the state designated in Section 8.15 as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion hereof.

Section 1.2            Other Definitional Terms; Rules of Interpretation. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP. All terms defined in the UCC and not otherwise defined herein have the meanings assigned to them in the UCC. References to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”. Defined terms include in the singular number the plural and in the plural number the singular. Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor. Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.

ARTICLE II.
AMOUNT AND TERMS OF THE CREDIT FACILITY

Section 2.1                                   Revolving Advances. The Lender agrees, on the terms and subject to the conditions herein set forth, to make advances to the Borrower from time to time from the date all of the conditions set forth in Section 4.1 are satisfied (the “Funding Date”) to the Termination Date (the “Revolving Advances”). The Lender shall have no obligation to make a Revolving Advance to the extent the amount of the requested Revolving Advance exceeds Availability. The Borrower’s obligation to pay the Revolving Advances shall be evidenced by the Revolving Note and shall be secured by the Collateral. Within the limits set forth in this Section 2.1, the Borrower may borrow, prepay pursuant to Section 2.13 and re-borrow.

The Borrower acknowledges that the amount of principal and accrued but unpaid interest outstanding under the Revolving Note as of the date hereof is $6,274,597.48 and that such existing indebtedness shall continue to be evidenced by the Revolving Note.  The Borrower further acknowledges that the aggregate face amount of all outstanding Letters of Credit as of the date hereof is $0.

Section 2.2                                   Procedures for Requesting Advances. The Borrower shall comply with the following procedures in requesting Revolving Advances:

(a)                                  Time for Requests. The Borrower shall request each Advance not later than 2:00 p.m., Minneapolis, Minnesota time on the Banking Day the Advance is to be made. Each such request shall be effective upon receipt by the Lender, shall be in writing or by telephone or telecopy transmission, to be confirmed in writing by the Borrower if so requested by the Lender, shall be by (i) an Officer of the Borrower; or (ii) a person designated as the Borrower’s agent by an Officer of the Borrower in a writing delivered to the Lender; or (iii) a person whom the Lender reasonably believes to be an Officer of the Borrower or such a designated agent. The Borrower shall repay all Advances even if the Lender does not receive such confirmation and even if the person requesting an Advance was not in fact authorized to do so. Any request for an Advance, whether written or telephonic, shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the time of the request.

(b)                                 Disbursement. Upon fulfillment of the applicable conditions set forth in Article IV, the Lender shall disburse the proceeds of the requested Advance by crediting the same to the Borrower’s demand deposit account maintained with the Lender unless the Lender and the Borrower shall agree in writing to another manner of disbursement.

Section 2.3                                   Increased Costs; Capital Adequacy; Funding Exceptions.

(a)           Increased Costs; Capital Adequacy. If the Lender determines at any time that its Return has been reduced as a result of any Rule Change, such Lender may so notify the Borrower and require the Borrower, beginning fifteen (15) days after such notice, to pay it the amount necessary to restore its Return to what it would have been had there been no Rule Change. For purposes of this Section 2.3:

(i)            “Capital Adequacy Rule” means any law, rule, regulation, guideline, directive, requirement or request regarding capital adequacy, or the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency, whether or not having the force of law, that applies to any Related Lender, including rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.

(ii)           “L/C Rule” means any law, rule, regulation, guideline, directive, requirement or request regarding letters of credit, or the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency, whether or not having the force of law, that applies to any Related Lender, including those that impose taxes, duties or other similar charges, or mandate reserves, special deposits or similar requirements against assets of, deposits with or for the account of, or credit extended by any Related Lender, on letters of credit.

(iii)          “Related Lender” includes (but is not limited to) the Lender, any parent of the Lender, any assignee of any interest of the Lender hereunder and any participant in the Credit Facility.

(iv)          “Return”, for any period, means the percentage determined by dividing (i) the sum of interest and ongoing fees earned by the Lender under this Agreement during such period, by (ii) the average capital such Lender is required to maintain during such period as a result of its being a party to this Agreement, as determined by such Lender based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules and L/C Rules then in effect, costs of issuing or maintaining any Advance or Letter of Credit and amounts received or receivable under this Agreement or the Notes with respect to any Advance or Letter of Credit. Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.

(v)           “Rule Change” means any change in any Capital Adequacy Rule or L/C Rule occurring after the date of this Agreement, or any change in the interpretation or administration thereof by any governmental or regulatory authority, but the term does not include any changes that at the Funding Date are scheduled to take place under the existing Capital Adequacy Rules or L/C Rules or any increases in the capital that the Lender is required to maintain to the extent that the increases are required due to a regulatory authority’s assessment of that Lender’s financial condition.

The initial notice sent by the Lender shall be sent as promptly as practicable after such Lender learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore such Lender’s Return for the quarter in which the notice is sent, and shall state in reasonable detail the cause for the reduction in its Return and its calculation of the amount of such reduction. Thereafter, such Lender may send a new notice during each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore its Return for that quarter. The Lender’s calculation in any such notice shall be conclusive and binding absent demonstrable error.

Section 2.4                                   Letters of Credit.

(a)                                  The Lender agrees, on the terms and subject to the conditions herein set forth, to cause an Issuer to issue, from the Funding Date to the Termination Date, one or more irrevocable standby or documentary letters of credit (each, a “Letter of Credit”) for the Borrower’s account by guaranteeing payment of the Borrower’s obligations or being a co-applicant. The Lender shall have no obligation to cause an Issuer to issue any Letter of Credit if the face amount of the Letter of Credit to be issued would exceed the lesser of:

(i)                                     $1,000,000 less the L/C Amount, or

(ii)                                  Availability.

Each Letter of Credit, if any, shall be issued pursuant to a separate L/C Application entered into between the Borrower and the Lender for the benefit of the Issuer, completed in a manner satisfactory to the Lender and the Issuer. The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions hereof, but if the terms of any such L/C Application and the terms of this Agreement are inconsistent, the terms hereof shall control.

(b)                                 No Letter of Credit shall be issued with an expiry date later than the Termination Date in effect as of the date of issuance.

(c)                                  Any request to cause an Issuer to issue a Letter of Credit shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the date of the request.

Section 2.5                                   Special Account. If the Credit Facility is terminated for any reason while any Letter of Credit is outstanding, the Borrower shall thereupon pay the Lender in immediately available funds for deposit in the Special Account an amount equal to the L/C Amount. The Special Account shall be an interest bearing account maintained for the Lender by any financial institution acceptable to the Lender. Any interest earned on amounts deposited in the Special Account shall be credited to the Special Account. The Lender may apply amounts on deposit in the Special Account at any time or from time to time to the Obligations in the Lender’s sole discretion. The Borrower may not withdraw any amounts on deposit in the Special Account as long as the Lender maintains a security interest therein. The Lender agrees to transfer any balance in the Special Account to the Borrower when the Lender is required to release its security interest in the Special Account under applicable law.

Section 2.6                                   Payment of Amounts Drawn Under Letters of Credit; Obligation of Reimbursement. The Borrower acknowledges that the Lender, as co-applicant, will be liable to the Issuer for reimbursement of any and all draws under Letters of Credit and for all other amounts required to be paid under the applicable L/C Application. Accordingly, the Borrower shall pay to the Lender any and all amounts required to be paid under the applicable L/C Application, when and as required to be paid thereby, and the amounts designated below, when and as designated:

(a)                                  The Borrower shall pay to the Lender on the day a draft is honored under any Letter of Credit a sum equal to all amounts drawn under such Letter of Credit plus any and all reasonable charges and expenses that the Issuer or the Lender may pay or incur relative to such draw and the applicable L/C Application, plus interest on all such amounts, charges and expenses as set forth below (the Borrower’s obligation to pay all such amounts is herein referred to as the “Obligation of Reimbursement”).

(b)                                 Whenever a draft is submitted under a Letter of Credit, the Borrower authorizes the Lender to make a Revolving Advance in the amount of the Obligation of Reimbursement and to apply the proceeds of such Revolving Advance thereto. Such Revolving Advance shall be repayable in accordance with and be treated in all other respects as a Revolving Advance hereunder.

(c)                                  If a draft is submitted under a Letter of Credit when the Borrower is unable, because a Default Period exists or for any other reason, to obtain a Revolving Advance to pay the Obligation of Reimbursement, the Borrower shall pay to the Lender on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date of the draft until payment in full at the Default Rate. Notwithstanding the Borrower’s inability to obtain a Revolving Advance for any reason, the Lender is irrevocably authorized, in its sole discretion, to make a Revolving Advance in an amount sufficient to discharge the Obligation of Reimbursement and all accrued but unpaid interest thereon.

(d)                                 The Borrower’s obligation to pay any Revolving Advance made under this Section 2.6, shall be evidenced by the Revolving Note and shall bear interest as provided in Section 2.10.

Section 2.7                                   Obligations Absolute. The Borrower’s obligations arising under Section 2.6 shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of Section 2.6, under all circumstances whatsoever, including (without limitation) the following circumstances:

(a)                                  any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating to any Letter of Credit (collectively the “Related Documents”);

(b)                                 any amendment or waiver of or any consent to departure from all or any of the Related Documents;

(c)                                  the existence of any claim, setoff, defense or other right which the Borrower may have at any time, against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), or other person or entity, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents or any unrelated transactions;

(d)                                 any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(e)                                  payment by or on behalf of the Issuer under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; or

(f)                                    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Section 2.8                                   Term Advances.

(a)                                  The Borrower acknowledges that Lender previously made a single advance to the Borrower on each of January 31, 2002 and February 2, 2007 (the “Term Advances”), the first in the amount of $2,500,000.00 and the second in the amount of $1,668,194.51.  The Borrower’s obligation to pay the Term Advances is evidenced by the Real Estate Term Note and is secured by the Collateral as provided in Article III and as described in any Security Documents, including but not limited to the Mortgages.  The

Borrower acknowledges that, as of the date hereof, the outstanding principal balance of the Real Estate Term Note is $ 2,772,020.73.

Section 2.9                                   Payments and Interest on Term Notes. The outstanding principal balance of the Term Notes shall continue to accrue interest and be due and payable as specifically set forth in the Term Notes and on the Termination Date, the entire unpaid principal balance of the Term Notes, and all unpaid interest accrued thereon, shall in any event be due and payable.  At the option of the Lender, it may on any date that principal and interest is due on the Notes automatically deduct the amount of such payments, or cause the same to be automatically deducted, from the Borrower’s deposit accounts maintained with the Lender its Affiliates.

(a)                                  If the Lender at any time obtains an appraisal of any the real property subject to the Mortgages as permitted under Section 6.10(d) herein, and the appraisal shows the aggregate outstanding principal balance of the Real Estate Term Note to exceed seventy-five percent (75%) of the “as is” market value as vacant of such facilities, then the Borrower, upon demand by the Lender, shall immediately prepay the Real Estate Term Note in the amount of such excess, together with any applicable prepayment fee.

Section 2.10                            Interest; Default Interest; Participations; Usury.

(a)                                  Revolving Note and Real Estate Term Note Interest Rates.  Except as provided in Subsections 2.10 (b) and (d) below, the principal amount of each Advance evidenced by the Revolving Note and the Real Estate Term Note shall bear interest at the Floating Rate.

(b)                                 Default Interest Rate. At any time during any Default Period, in the Lender’s sole discretion and without waiving any of its other rights and remedies, the principal of the Advances outstanding from time to time shall bear interest at the Default Rate, effective for any periods designated by the Lender from time to time during that Default Period.

(c)                                  Participations. If any Person shall acquire a participation in the Advances under this Agreement, the Borrower shall be obligated to the Lender to pay the full amount of all interest calculated under this Section, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than the Floating Rate, or otherwise elects to accept less than its prorata share of such fees, charges and other amounts due under this Agreement.

(d)                                 Usury. In any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law.

Section 2.11                            Fees.

(a)                                  Letter of Credit Fees.  Borrower shall pay to Bank (i) fees upon the issuance of each Letter of Credit equal to four and one-half of one percent (4.50%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and (ii) fees upon the payment or negotiation of each drawing under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

(b)                                 Audit Fees. The Borrower shall pay the Lender, on demand, audit fees in connection with any audits or inspections conducted by the Lender of any Collateral or the Borrower’s operations or business at the rates established from time to time by the Lender as its audit fees (which fees are $125 per hour per auditor), together with all actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection.

(c)                                  Termination and Line Reduction Fees.  If the Credit Facility is terminated (i) by the Lender during a Default Period that begins before a Maturity Date, (ii) by the Borrower (A) as of a date other than a Maturity Date or (B) as of a Maturity Date but without the Lender having received written notice of such termination at least 90 days before such Maturity Date, or if the Borrower reduces the Maximum Line, the Borrower shall pay to the Lender a fee in an amount equal to one percent (1.0%) of the Maximum Line (or the reduction of the Maximum Line, as the case may be).

(d)                                 Waiver of Termination Fees.  The Borrower will not be required to pay the termination fees otherwise due under subsection (d) if such termination is made because of refinancing by an affiliate of the Lender.

(e)                                  Unused Line Fee. The Borrower agrees to pay to the Lender an unused line fee at the rate of 0.50% per annum on the average daily Unused Amount from the date of this Agreement to and including the Termination Date, due and payable monthly in arrears on the first day of the month and on the Termination Date.  For the purposes of this Section 2.11(e), “Unused Amount” means the Maximum Line reduced by the sum of (1) outstanding Revolving Advances and (2) the L/C Amount.

(f)                                    Other Fees. The Lender may from time to time, upon five (5) days prior notice to the Borrower during a Default Period, charge additional fees for Revolving Advances made in excess of the Borrowing Base, for late delivery of reports, in lieu of imposing interest at the Default Rate, and for other reasons. The Borrower’s request for a Revolving Advance at any time after such notice is given and such five (5) day period has elapsed shall constitute the Borrower’s agreement to pay the fees described in such notice.

Section 2.12                            Time for Interest Payments; Payment on Non-Banking Days; Computation of Interest and Fees.

(a)                                  Time For Interest Payments. Interest accruing on Advances shall be due and payable in arrears on the last day of each month and on the Termination Date.

(b)                                 Payment on Non-Banking Days. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.

(c)                                  Computation of Interest and Fees. Interest accruing on the outstanding principal balance of the Advances and fees hereunder outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of 360 days.

Section 2.13                            Voluntary Prepayment; Reduction of the Maximum Line; Termination of the Credit Facility by the Borrower. Except as otherwise provided herein, the Borrower may prepay the Advances in whole at any time or from time to time in part. The Borrower may terminate the Credit Facility or reduce the Maximum Line at any time if it (i) gives the Lender at least 30 days’ prior written notice and (ii) pays the Lender termination or Maximum Line reduction fees in accordance with Section 2.11(c).  Any reduction in the Maximum Line must be in an amount of not less than $500,000 or an integral multiple thereof. If the Borrower reduces the Maximum Line to zero, all Obligations shall be immediately due and payable. Subject to termination of the Credit Facility and payment and performance of all Obligations, the Lender shall, at the Borrower’s expense, release or terminate the Security Interest and the Security Documents to which the Borrower is entitled by law.

Section 2.14                            Mandatory Prepayment. Without notice or demand, if the sum of the outstanding principal balance of the Revolving Advances plus the L/C Amount shall at any time exceed the Borrowing Base, the Borrower shall (i) first, immediately prepay the Revolving Advances to the extent necessary to eliminate such excess; and (ii) if prepayment in full of the Revolving Advances is insufficient to eliminate such excess, pay to the Lender in immediately available funds for deposit in the Special Account an amount equal to the remaining excess. Any payment received by the Lender under this Section 2.14 or under Section 2.13 may be applied to the Obligations, in such order and in such amounts as the Lender, in its discretion, may from time to time determine.

Section 2.15                            Revolving Advances to Pay Obligations. Notwithstanding anything in Section 2.1 to the contrary, the Lender may, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions set forth in Section 4.2 would not be satisfied, make a Revolving Advance in an amount equal to the portion of the Obligations from time to time due and payable.

Section 2.16                            Use of Proceeds. The Borrower shall use the proceeds of Advances and each Letter of Credit for ordinary working capital purposes.

Section 2.17                            Liability Records. The Lender may maintain from time to time, at its discretion, records as to the Obligations. All entries made on any such record shall be presumed correct until the Borrower establishes the contrary. Upon the Lender’s demand, the Borrower will admit and certify in writing the exact principal balance of the Obligations that the Borrower then asserts to be outstanding. Any billing statement or accounting rendered by the Lender shall be conclusive and fully binding on the Borrower unless the Borrower gives the Lender specific written notice of exception within 30 days after receipt.

Section 2.18                            Collateral Account and Sweep of Funds.

(a)                                  Implementation of Collateral Account.  At the request of Lender, the Borrower shall execute and deliver documentation necessary to establish a bank account to be operated and maintained in Borrower’s name exclusively for the benefit of the Lender (the “Collateral Account”).  The Borrower understands that it shall have no right to make or countermand withdrawals from the Collateral Account.  Amounts in the Collateral Account shall not bear interest and Borrower shall take all necessary steps to grant the Lender a first perfected security interest in all of the funds on deposit in the Collateral Account from time to time and all proceeds thereof, to secure the Obligations.

(b)                                 Use of Collateral Account.  Upon the creation of the Collateral Account at Lender’s request, all amounts collected through the Borrower’s lockbox arrangement shall be deposited into the Collateral Account.  In addition, any funds received directly by the Borrower, whether as payments on Accounts, or otherwise, shall be deposited into the Collateral Account.  All deposits in the Collateral Account shall constitute proceeds of Collateral and shall not constitute payment of the Obligations.  All items deposited in the Collateral Account shall be subject to final payment.  If any such item is returned uncollected, the Borrower will immediately pay the Lender, or for items deposited in the Collateral Account, the bank maintaining such account, the amount of that item, or such bank may charge any uncollected item to the Borrower’s commercial or other account.  The Borrower shall be liable as an endorser on all items deposited in the Collateral Account, whether or not in fact endorsed by the Borrower.

(c)                                  Sweep of Funds.  The Lender shall from time to time, in accordance with an agreement between the parties, cause funds in the Collateral Account to be transferred to the Lender’s general account for payment of the Obligations.  Amounts deposited in the Collateral Account shall not be subject to withdrawal by the Borrower, except after payment in full and discharge of all of the Obligations.

ARTICLE III.
SECURITY INTEREST; OCCUPANCY; SETOFF

Section 3.1                                   Grant of Security Interest. The Borrower hereby pledges, assigns and grants to the Lender a lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of the Obligations. Upon request by the Lender, the Borrower will grant the Lender a security interest in all commercial tort claims it may have against any Person.

Section 3.2                                   Notification of Account Debtors and Other Obligors. The Lender may at any time (whether or not a Default Period then exists) notify any account debtor or other person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender. The Borrower will join in giving such notice if the Lender so requests. At any time after the Borrower or the Lender gives such notice to an account debtor or other obligor, the Lender may, but need not, in the Lender’s name or in the Borrower’s name, (a) demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor; and (b) as the Borrower’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of the Borrower’s mail to any address designated by the Lender, otherwise intercept the Borrower’s mail, and receive, open and dispose of the Borrower’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for the Borrower’s account or forwarding such mail to the Borrower’s last known address.

Section 3.3                                   Assignment of Insurance. As additional security for the payment and performance of the Obligations, the Borrower hereby assigns to the Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and the Borrower hereby directs the issuer of any such policy to pay all such monies directly to the Lender. At any time, whether or not a Default Period then exists, the Lender may (but need not), in the Lender’s name or in the Borrower’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

Section 3.4                                   Occupancy.  In addition to and without limiting the Lender’s rights under the Mortgages, the Borrower agrees to and grants each of the following rights to the Lender.

(a)                                  The Borrower hereby irrevocably grants to the Lender the right to take exclusive possession of the Premises at any time during a Default Period.

(b)                                 The Lender may use the Premises only to hold, process, manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of goods that are Collateral and for other purposes that the Lender may in good faith deem to be related or incidental purposes.

(c)                                  The Lender’s right to hold the Premises shall cease and terminate upon the earlier of (i) payment in full and discharge of all Obligations and termination of the Credit Facility, and (ii) final sale or disposition of all goods constituting Collateral and delivery of all such goods to purchasers.

(d)                                 The Lender shall not be obligated to pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises; provided,

however, that if the Lender does pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises, the Borrower shall reimburse the Lender promptly for the full amount thereof. In addition, the Borrower will pay, or reimburse the Lender for, all taxes, fees, duties, imposts, charges and expenses at any time incurred by or imposed upon the Lender by reason of the execution, delivery, existence, recordation, performance or enforcement of this Agreement or the provisions of this Section 3.4.

Section 3.5                                   License. Without limiting the generality of any other Security Document, the Borrower hereby grants to the Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of the Borrower for the purpose of: (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by the Borrower for its own manufacturing and subject to the Borrower’s reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral during any Default Period.

Section 3.6                                   Financing Statement. The Borrower authorizes the Lender to file from time to time where permitted by law, such financing statements against collateral described as “all personal property” as the Lender deems necessary or useful to perfect the Security Interest. A carbon, photographic or other reproduction of this Agreement or of any financing statements signed by the Borrower is sufficient as a financing statement and may be filed as a financing statement in any state to perfect the security interests granted hereby. For this purpose, the following information is set forth:

Name and address of Debtor:	Nortech Systems, Incorporated 1120 Wayzata Blvd. East, Suite 201 Wayzata, MN 55391 Federal Employer Identification No. 41-1681094

Name and address of Secured Party:	Ann Spry Wells Fargo Bank, N.A. MAC N9305-198 90 South 7th Street, 19th Floor Minneapolis, MN 55402

Section 3.7                                   Setoff. The Lender may at any time or from time to time, at its sole discretion and without demand and without notice to anyone, setoff any liability owed to the Borrower by the Lender, whether or not due, against any Obligation, whether or not due. In addition, each other Person holding a participating interest in any Obligations shall have the right to appropriate or setoff any deposit or other liability then owed by such Person to the Borrower, whether or not due, and apply the same to the payment of said participating interest, as fully as if such Person had lent directly to the Borrower the amount of such participating interest.

Section 3.8                                   Collateral. This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency. The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral. The Lender shall not be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application. The Lender has no obligation to clean up or otherwise prepare the Collateral for sale. The Borrower waives any right it may have to require the Lender to pursue any third person for any of the Obligations.

ARTICLE IV.
CONDITIONS OF LENDING

Section 4.1                                   Conditions Precedent to the Initial Revolving Advance and Letter of Credit. The Lender’s obligation to make the initial Revolving Advance hereunder or to cause any Letters of Credit to be issued shall be subject to the condition precedent that the Lender shall have received all of the following, each in form and substance satisfactory to the Lender:

(a)                                  This Agreement, properly executed by the Borrower.

(b)                                 The Notes, properly executed by the Borrower.

(c)                                  A true and correct copy of any and all leases pursuant to which the Borrower is leasing any of the Premises, together with a landlord’s disclaimer and consent with respect to each such lease.

(d)                                 A true and correct copy of any and all mortgages pursuant to which the Borrower has mortgaged the Premises, together with a mortgagee’s disclaimer and consent with respect to each such mortgage.

(e)                                  A true and correct copy of any and all agreements pursuant to which the Borrower’s property is in the possession of any Person other than the Borrower, together with, in the case of any goods held by such Person for resale, (i) a consignee’s acknowledgment and waiver of Liens, (ii) UCC financing statements sufficient to protect the Borrower’s and the Lender’s interests in such goods, and (iii) UCC searches showing that no other secured party has filed a financing statement against such Person and covering property similar to the Borrower’s other than the Borrower, or if there exists any such secured party, evidence that each such secured party has received notice from the Borrower and the Lender sufficient to protect the Borrower’s and the Lender’s interests in the Borrower’s goods from any claim by such secured party.

(f)                                    An acknowledgment and waiver of Liens from each warehouse in which the Borrower is storing Inventory.

(g)                                 A true and correct copy of any and all agreements pursuant to which the Borrower’s property is in the possession of any Person other than the Borrower, together with, (i) an acknowledgment and waiver of Liens from each subcontractor who has possession of the Borrower’s goods from time to time, (ii) UCC financing statements sufficient to protect the Borrower’s and the Lender’s interests in such goods, and (iii) UCC searches showing that no other secured party has filed a financing statement covering such Person’s property other than the Borrower, or if there exists any such secured party, evidence that each such secured party has received notice from the Borrower and the Lender sufficient to protect the Borrower’s and the Lender’s interests in the Borrower’s goods from any claim by such secured party.

(h)                                 An opinion of Borrower’s outside counsel, addressed to Lender.

(i)                                     Support Agreement executed by each of Michael J. Degen and Richard G. Wasielewski in his personal capacity in favor of the Lender.

(j)                                     Bank agency or control agreements, properly executed by the Borrower and each bank at which the Borrower maintains deposit accounts.

(k)                                  Current searches of appropriate filing offices showing that (i) no Liens have been filed and remain in effect against the Borrower except Permitted Liens or Liens held by Persons who have agreed in writing that upon receipt of proceeds of the initial Advances, they will satisfy, release or terminate such Liens in a manner satisfactory to the Lender, and (ii) the Lender has duly filed all financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.

(l)                                     A certificate of the Borrower’s Secretary or Assistant Secretary certifying that attached to such certificate are (i) the resolutions of the Borrower’s Directors and, if required, Owners, authorizing the execution, delivery and performance of the Loan Documents, (ii) true, correct and complete copies of the Borrower’s Constituent Documents, and (iii) examples of the signatures of the Borrower’s Officers or agents authorized to execute and deliver the Loan Documents and other instruments, agreements and certificates, including Advance requests, on the Borrower’s behalf.

(m)                               A current certificate issued by the Secretary of State of Minnesota, certifying that the Borrower is in compliance with all applicable organizational requirements of the State of Minnesota.

(n)                                 Evidence that the Borrower is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(o)                                 A certificate of an Officer of the Borrower confirming, in his personal capacity, the representations and warranties set forth in Article V.

(p)                                 Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in the Lender’s favor and with all liability insurance naming the Lender as an additional insured.

(q)                                 Payment of the fees and commissions due under Section 2.11 through the date of the initial Advance or Letter of Credit and expenses incurred by the Lender through such date and required to be paid by the Borrower under Section 8.6, including all legal expenses incurred through the date of this Agreement.

(r)                                    Such other documents as the Lender in its sole discretion may require.

Section 4.2                                   Conditions Precedent to All Advances and Letters of Credit. The Lender’s obligation to make each Advance and to cause each Letter of Credit to be issued shall be subject to the further conditions precedent that:

(a)                                  the representations and warranties contained in Article V are correct on and as of the date of such Advance or issuance of a Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

(b)                                 no event has occurred and is continuing, or would result from such Advance or issuance of a Letter of Credit which constitutes a Default or an Event of Default.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as follows:

Section 5.1                                   Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number. The Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of Minnesota, and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. The Borrower has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents. During its existence, the Borrower has done business solely under the names set forth in Schedule 5.1 and all of the Borrower’s records relating to its business or the Collateral are kept at that location. The Borrower’s chief executive office and principal place of business is located at the address set forth in Schedule 5.1. All Inventory and Equipment is located at that location or at one of the other locations listed in Schedule 5.1. The Borrower’s federal employer identification number is correctly set forth in Section 3.6.

Section 5.2                                   Capitalization. Schedule 5.2 constitutes a correct and complete list of all Persons holding ownership interests and rights to acquire ownership interests which if fully exercised would cause such Person to hold more than five percent (5%) of all ownership interests of the Borrower on a fully diluted basis, and an organizational chart showing the ownership structure of all Subsidiaries of the Borrower.

Section 5.3                                   Authorization of Borrowing; No Conflict as to Law or Agreements. The execution, delivery and performance by the Borrower of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the Borrower’s Owners; (ii) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Borrower’s Constituent Documents; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

Section 5.4                                   Legal Agreements. This Agreement constitutes and, upon due execution by the Borrower, the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

Section 5.5                                   Subsidiaries. Except as set forth in Schedule 5.5 hereto, the Borrower has no Subsidiaries.

Section 5.6                                   Financial Condition; No Adverse Change. The Borrower has furnished to the Lender its audited financial statements for its fiscal year ended December 31, 2008 and unaudited financial statements for the fiscal-year-to-date period ended June 30, 2009, and those statements fairly present the Borrower’s financial condition on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with generally accepted accounting principles. Since the date of the most recent financial statements, there has been no change in the Borrower’s business, properties or condition (financial or otherwise) which has had a Material Adverse Effect.

Section 5.7                                   Litigation. There are no actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Affiliates or the properties of the Borrower or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower or any of its Affiliates, would have a Material Adverse Effect.

Section 5.8                                   Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 5.9                                   Taxes. The Borrower and its Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them. The Borrower and its Affiliates have filed all federal, state and local tax returns which to the knowledge of the Officers of the Borrower or any Affiliate, as the case may be, are required to be filed, and the Borrower and its Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due.

Section 5.10                            Titles and Liens. The Borrower has good and absolute title to all Collateral and the “Mortgaged Property” (as such term is defined in the Mortgage) free and clear of all Liens other than Permitted Liens and “Permitted Encumbrances” (as such term is defined in the Mortgage). No financing statement naming the Borrower as debtor is on file in any office except to perfect only Permitted Liens.

Section 5.11                            Intellectual Property Rights.

(a)                                  Owned Intellectual Property. Schedule 5.11 is a complete list of all patents, applications for patents, trademarks, applications for trademarks, service marks, applications for service marks, mask works, trade dress and copyrights for which the Borrower is the registered owner (the “Owned Intellectual Property”). Except as disclosed on Schedule 5.11, (i) the Borrower owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than the Borrower owns or has been granted any right in the Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable and (iv) the Borrower has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

(b)                                 Intellectual Property Rights Licensed from Others. Schedule 5.11 is a complete list of all agreements under which the Borrower has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments the Borrower is obligated to make with respect thereto. Except as disclosed on Schedule 5.11 and in written agreements copies of which have been given to the Lender, the Borrower’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by written agreement or otherwise. Except as disclosed on Schedule 5.11, the Borrower is not obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(c)                                  Other Intellectual Property Needed for Business. Except for Off-the-shelf Software and as disclosed on Schedule 5.11, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct the Borrower’s business as it is presently conducted or as the Borrower reasonably foresees conducting it.

(d)                                 Infringement. Except as disclosed on Schedule 5.11, the Borrower has no knowledge of, and has not received any written claim or notice alleging, any Infringement of another Person’s Intellectual Property Rights (including any written claim that the Borrower must license or refrain from using the Intellectual Property Rights of any third party) nor, to the Borrower’s knowledge, is there any threatened claim or any reasonable basis for any such claim.

Section 5.12                            Plans. Except as disclosed to the Lender in writing prior to the date hereof, neither the Borrower nor any ERISA Affiliate (i) maintains or has maintained any Pension Plan, (ii) contributes or has contributed to any Multiemployer Plan or (iii) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law). Neither the Borrower nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the IRC or applicable state law with respect to any Plan. No Reportable Event exists in connection with any Pension Plan. Each Plan which is intended to qualify under the IRC is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax-qualified status. Neither the Borrower nor any ERISA Affiliate has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

Section 5.13                            Default. The Borrower is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a material adverse effect on the Borrower’s financial condition, properties or operations a Material Adverse Effect.

Section 5.14                            Environmental Matters.

(a)                                  To the Borrower’s best knowledge, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for either the Borrower or the Lender under common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such material liability.

(b)                                 To the Borrower’s best knowledge, the Borrower has not disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.

(c)                                  There are not and there never have been any requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation, relating in any way to the Premises or the Borrower, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto. To the Borrower’s best knowledge, no such matter is threatened or impending.

(d)                                 To the Borrower’s best knowledge, the Borrower’s businesses are and have in the past always been conducted in accordance with all Environmental Laws and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of such businesses are in the Borrower’s possession and are in full force and effect. No permit required under any Environmental Law is scheduled to expire within 12 months and there is no threat that any such permit will be withdrawn, terminated, limited or materially changed.

(e)                                  To the Borrower’s best knowledge, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(f)                                    The Borrower has delivered to Lender all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or Borrower’s businesses.

Section 5.15                            Submissions to Lender. All financial and other information provided to the Lender by or on behalf of the Borrower in connection with the Borrower’s request for the credit facilities contemplated hereby is (i) true and correct in all material respects, (ii) does not omit any material fact necessary to make such information not misleading and, (iii) as to projections, valuations or proforma financial statements, present a good faith opinion as to such projections, valuations and proforma condition and results.

Section 5.16                            Financing Statements. The Borrower has provided to the Lender signed financing statements and has authorized the filing of financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents. When such financing statements are filed in the offices noted therein, the Lender will have a valid and perfected security interest in all Collateral which is capable of being perfected by filing financing statements. None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.

Section 5.17                            Rights to Payment. Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the account debtor or other obligor named therein or in the Borrower’s records pertaining thereto as being obligated to pay such obligation.

Section 5.18                            Financial Solvency. Both before and after giving effect to all of the transactions contemplated in the Loan Documents, none of the Borrower or its Affiliates:

(a)                                  was or will be insolvent, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act;

(b)                                 has unreasonably small capital or is engaged or about to engage in a business or a transaction for which any remaining assets of the Borrower or such Affiliate are unreasonably small;

(c)                                  by executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, intends to, nor believes that it will, incur debts beyond its ability to pay them as they mature;

(d)                                 by executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, intends to hinder, delay or defraud either its present or future creditors; and

(e)                                  at this time contemplates filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law any jurisdiction, nor, to the best knowledge of the Borrower, is the subject of any actual, pending or threatened bankruptcy, insolvency or similar proceedings under any law of any jurisdiction.

ARTICLE VI.
COVENANTS

So long as the Obligations shall remain unpaid, or the Credit Facility shall remain outstanding, the Borrower will comply with the following requirements, unless the Lender shall otherwise consent in writing:

Section 6.1                                   Reporting Requirements. The Borrower will deliver, or cause to be delivered, to the Lender each of the following, which shall be in form and detail acceptable to the Lender:

(a)                                  Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each fiscal year of the Borrower, the Borrower will deliver, or cause to be delivered, to the Lender, the Borrower’s 10-K report filed with the Securities and Exchange Commission and prepared by the Borrower and certified by independent certified public accountants selected by the Borrower and acceptable to the Lender, for the fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants; (ii) a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants; and (iii) a certificate of the Borrower’s chief financial Officer stating that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Default or Event of Default and, if so, stating in reasonable detail the facts with respect thereto.

(b)                                 Quarterly Financial Statements.  As soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrower, the Borrower will deliver or cause to be delivered to the Lender, the Borrower’s 10-Q report filed with the Securities and Exchange Commission and prepared by the Borrower and reviewed by independent certified public accountants selected by the Borrower and acceptable to the Lender, for the fiscal quarter then ended, all in reasonable detail and prepared in accordance with GAAP, together with and accompanied by a certificate of the Borrower’s chief financial Officer, substantially in the form of Exhibit A hereto stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants.

(c)                                  Monthly Financial Statements. As soon as available and in any event within 30 days after the end of each month, the Borrower will deliver to the Lender an unaudited/internal balance sheet and statements of income and retained earnings of the Borrower as at the end of and for such month and for the year to date period then ended, prepared, if the Lender so requests, on a consolidating and consolidated basis to include any Affiliates, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments; and accompanied by a certificate of the Borrower’s chief financial Officer, or other authorized Officer of the Borrower, substantially in the form of Exhibit A hereto stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto.

(d)                                 Collateral Reports. Within 30 days after the end of each month or more frequently if the Lender so requires, the Borrower will deliver to the Lender agings of the Borrower’s accounts receivable and its accounts payable, an inventory certification report, and a Borrowing Base Certificate in the form attached hereto as Exhibit B, as at the end of each month or shorter time period.

(e)                                  Listing of Account Debtors. The Borrower will deliver to the Lender a listing of the names and addresses of account debtors as of the end of each fiscal year whose accounts will be due within 60 days after the end of each fiscal year.

(f)                                    Litigation. Immediately after the commencement thereof, the Borrower will deliver to the Lender notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower (i) of the type described in Section 5.14(c) or (ii) which seek a monetary recovery against the Borrower in excess of $100,000.

(g)                                 Defaults. As promptly as practicable (but in any event not later than five business days) after an Officer of the Borrower obtains knowledge of the occurrence of any Default or Event of Default, the Borrower will deliver to the Lender notice of such occurrence, together with a detailed statement by a responsible Officer of the Borrower of the steps being taken by the Borrower to cure the effect thereof.

(h)                                 Plans. As soon as possible, and in any event within 30 days after the Borrower knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, the Borrower will deliver to the Lender a statement of the Borrower’s chief financial Officer setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event within 10 days after the Borrower fails to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, the Borrower will deliver to the Lender a statement of the Borrower’s chief financial Officer setting forth details as to such failure and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event with 10 days after the Borrower knows or has reason to know that it has or is reasonably expected to have any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan, the Borrower will deliver to the Lender a statement of the

Borrower’s chief financial Officer setting forth details as to such liability and the action which Borrower proposes to take with respect thereto.

(i)                                     Disputes. Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of (i) any disputes or claims by the Borrower’s customers exceeding $50,000 individually or $100,000 in the aggregate during any fiscal year; (ii) credit memos; (iii) any goods returned to or recovered by the Borrower.

(j)                                     Officers and Directors. Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice any change in the persons constituting the Borrower’s Officers and Directors.

(k)                                  Collateral. Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of any loss of or material damage to any Collateral or of any substantial adverse change in any Collateral or the prospect of payment thereof.

(l)                                     Commercial Tort Claims. Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of any commercial tort claims it may bring against any person, including the name and address of each defendant, a summary of the facts, an estimate of the Borrower’s damages, copies of any complaint or demand letter submitted by the Borrower, and such other information as the Lender may request.

(m)         Intellectual Property.

(i)            The Borrower will give the Lender 30 days prior written notice of its intent to acquire or to grant material Intellectual Property Rights and upon request shall provide the Lender with copies of all proposed documents and agreements concerning such rights.

(ii)           Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of (A) any Infringement of its Intellectual Property Rights by others, (B) claims that the Borrower is Infringing another Person’s Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of its Intellectual Property Rights.

(iii)          Promptly upon receipt, the Borrower will give the Lender copies of all registrations and filings with respect to its Intellectual Property Rights.

(n)                                 Reports to Owners. Promptly upon their distribution, the Borrower will deliver to the Lender copies of all financial statements, reports and proxy statements which the Borrower shall have sent to its Owners.

(o)                                 SEC Filings. Promptly after the sending or filing thereof, the Borrower will deliver to the Lender copies of all regular and periodic reports which the Borrower shall file with the Securities and Exchange Commission or any national securities exchange.

(p)                                 Violations of Law. Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of the Borrower’s violation of any law, rule or regulation, the non-compliance with which could materially and adversely affect the Borrower’s business or its financial condition.

(q)                                 Other Reports. From time to time, with reasonable promptness, the Borrower will deliver to the Lender any and all receivables schedules, collection reports, deposit records, equipment schedules, copies of invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other material, reports, records or information as the Lender may request.

(r)                                    Projections.  No later than December 15th of each fiscal year, the Borrower will deliver to the Lender the projected balance sheets, income statements, statements of cash flow and projected Availability for each month of the succeeding fiscal year, each in reasonable detail.  Such items will be certified by the Officer who is the Borrower’s chief financial officer as being the most accurate projections available and identical to the projections used by the Borrower for internal planning purposes and be delivered with a statement of underlying assumptions and such supporting schedules and information as the Lender may in its discretion require.

Section 6.2                                   Financial Covenants.  Notwithstanding anything to the contrary contained herein, the parties agree that effective as of June 30, 2009, the following financial covenants shall be applicable:

(a)                                  Maximum Net Loss. The Borrower shall not incur a Net Loss, determined on a consolidated basis as at the end of each fiscal period set forth below, in excess of the amount set forth opposite such fiscal period:

Measurement Date	Maximum Net Loss
June 30, 2009	<$5,800,000>
July 31, 2009	<$6,100,000>
August 31, 2009	<$6,300,000>
September 30, 2009	<$6,600,000>
October 31, 2009	<$6,500,000>
November 30, 2009	<$6,400,000>
December 31, 2009	<$6,400,000>
January 31, 2010	<$500,000>
February 29, 2010	<$500,000>

(b)                                 Capital Expenditures. Borrower will not incur or contract to incur Capital Expenditures of more than $1,200,000 for the fiscal year ending December 31, 2009; and $150,000 in the aggregate as at the end of each fiscal quarter thereafter without the Lender’s written approval for capital items, including without limitation for new building and building expansion projects, new business acquisition and or major unplanned equipment projects; provided, however, that Borrower may incur no more than

$600,000 (of the $1,200,000 aggregate limit) for the roof replacement project at the Blue Earth, Minnesota facility during the fiscal year ending December 31, 2009, in accordance with the provisions of that certain Letter of Credit and Reimbursement Agreement dated June 28, 2006 (as amended the “Reimbursement Agreement”).

Section 6.3                                   Permitted Liens; Financing Statements.

(a)                                  The Borrower will not, and shall cause each of its Subsidiaries not to, create, incur or suffer to exist any Lien upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (collectively, “Permitted Liens”):

(i)            in the case of any of the Borrower’s property which is not Collateral, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the Borrower’s business or operations as presently conducted;

(ii)           Liens in existence on the date hereof and listed in Schedule 6.3 hereto, securing indebtedness for borrowed money permitted under Section 6.4;

(iii)          the Security Interest and Liens created by the Security Documents; and

(iv)          purchase money Liens relating to the acquisition of machinery and equipment of the Borrower not exceeding the lesser of cost or fair market value thereof and so long as no Default Period is then in existence and none would exist immediately after such acquisition.

(b)           The Borrower will not amend any financing statements in favor of the Lender except as permitted by law.

Section 6.4                                   Indebtedness. The Borrower will not, and shall cause each of its Subsidiaries not to, incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrower’s behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

(a)                                  indebtedness arising hereunder;

(b)                                 indebtedness of the Borrower in existence on the date hereof and listed in Schedule 6.4 hereto; and

(c)                                  after the date hereof, additional indebtedness of the Borrower, inclusive of indebtedness relating to Permitted Liens, not to exceed $300,000.

Section 6.5            Guaranties. The Borrower will not, and shall cause each of its Subsidiaries not to, assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

(a)           the endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business; and

(b)           guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons, in existence on the date hereof and listed in Schedule 6.4 hereto.

Section 6.6            Investments and Subsidiaries. The Borrower will not, and shall cause each of its Subsidiaries not to, purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, including any partnership or joint venture, except:

(a)           investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poors Corporation or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(b)           travel advances or loans to the Borrower’s or any Subsidiary’s Officers and employees not exceeding at any one time an aggregate of $50,000;

(c)           advances in the form of progress payments, prepaid rent not exceeding two (2) months or security deposits; and

(d)           current investments in the Subsidiaries in existence on the date hereof and listed in Schedule 5.5 hereto and loan advances or capital contributions to Nortech Medical Services in an amount not to exceed $20,000 per month to fund such Subsidiaries’ actual operating expenses.

Section 6.7            Dividends and Distributions.  Except as set forth in this Section 6.7, the Borrower will not declare or pay any dividends (other than dividends payable solely in stock of the Borrower) on any class of its stock, or make any payment on account of the purchase, redemption or other retirement of any shares of such stock or other securities or evidence of its indebtedness or make any distribution in respect thereof, either directly or indirectly.

Section 6.8            Salaries. The Borrower will not pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation; or increase the salary, bonus,

commissions, consultant fees or other compensation of any Director, Officer or consultant, or any member of their families, either individually or for all such persons in the aggregate, or pay any such increase from any source other than profits earned in the year of payment.

Section 6.9            Grant of Security Interest Upon Request. Borrower acknowledges and agrees that upon request by the Lender, it shall cause its wholly-owned subsidiary, Manufacturing Assembly Solutions of Monterrey, Inc., a Mexican corporation, to grant the Lender a security interest in all of its assets and execute any and all documents necessary to evidence and perfect the same.

Section 6.10         Books and Records; Inspection and Examination.

(a)           The Borrower will, and will cause each of its Subsidiaries to, keep accurate books of record and account for itself pertaining to the Collateral and pertaining to the business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender’s request, will permit any officer, employee, attorney or accountant for the Lender to audit, review, make extracts from or copy any and all such company and financial books and records at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Borrower or any Subsidiary, and to discuss the Borrower’s and any Subsidiary’s affairs with any of its Directors, Officers, employees or agents.

(b)           The Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Lender, at the Borrower’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Borrower or any Subsidiary.

(c)           The Borrower will permit the Lender, or its employees, accountants, attorneys or agents, to examine and inspect any Collateral or any other property of the Borrower or any Subsidiary at any time during ordinary business hours.

(d)           Lender may obtain at Borrower’s expense, an appraisal or appraisals of the Collateral and/or Mortgaged Property by an appraiser acceptable to the Lender in its sole discretion.

Section 6.11         Account Verification. The Lender may at any time and from time to time send or require the Borrower to send requests for verification of accounts or notices of assignment to account debtors and other obligors. The Lender may also at any time and from time to time telephone account debtors and other obligors to verify accounts.

Section 6.12         Compliance with Laws.

(a)           The Borrower will (i) comply with the requirements of applicable laws and regulations, the non-compliance with which would materially and adversely affect its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

(b)           Without limiting the foregoing undertakings, the Borrower specifically agrees that it will comply with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.

Section 6.13         Payment of Taxes and Other Claims. The Borrower will, and shall cause each of its Subsidiaries to, pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of the Borrower or any Subsidiary; provided, that the Borrower or applicable Subsidiary shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

Section 6.14         Maintenance of Properties.

(a)           The Borrower will keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this Section 6.14 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the Borrower’s judgment, desirable in the conduct of the Borrower’s business and not disadvantageous in any material respect to the Lender. The Borrower will take all commercially reasonable steps necessary to protect and maintain its Intellectual Property Rights.

(b)           The Borrower will defend the Collateral against all Liens, claims or demands of all Persons (other than the Lender) claiming the Collateral or any interest therein. The Borrower will keep all Collateral free and clear of all Liens except Permitted Liens. The Borrower will take all commercially reasonable steps necessary to prosecute any Person Infringing its Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person’s Intellectual Property Rights.

Section 6.15         Insurance. The Borrower will obtain and at all times maintain insurance with insurers believed by the Borrower to be responsible and reputable, in such amounts and against such risks as may from time to time be required by the Lender, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower operates. Without limiting the generality of the foregoing, the Borrower will at all times maintain business interruption insurance including coverage for force majeure and keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as the Lender may reasonably request, with any loss payable to the Lender to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for the Lender’s benefit. All policies of liability insurance required hereunder shall name the Lender as an additional insured.

Section 6.16         Preservation of Existence. The Borrower will preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

Section 6.17         Delivery of Instruments, etc. Upon request by the Lender, the Borrower will promptly deliver to the Lender in pledge all instruments, documents and chattel paper constituting Collateral, duly endorsed or assigned by the Borrower.

Section 6.18         Sale or Transfer of Assets; Suspension of Business Operations. The Borrower will not, and shall cause each of its Subsidiaries not to, sell, lease, assign, transfer or otherwise dispose of (i) the stock of any Subsidiary, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and will not liquidate, dissolve or suspend business operations. The Borrower will not transfer any part of its ownership interest in any Intellectual Property Rights and will not permit any agreement under which it has licensed Licensed Intellectual Property to lapse, except that the Borrower may transfer such rights or permit such agreements to lapse if it shall have reasonably determined that the applicable Intellectual Property Rights are no longer useful in its business. If the Borrower transfers any Intellectual Property Rights for value, the Borrower will pay over the proceeds to the Lender for application to the Obligations. The Borrower will not license any other Person to use any of the Borrower’s Intellectual Property Rights, except that the Borrower may grant licenses in the ordinary course of its business in connection with sales of Inventory or provision of services to its customers.

Section 6.19         Consolidation and Merger; Asset Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.

Section 6.20         Sale and Leaseback. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower or any Subsidiary shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrower or any Subsidiary intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.21         Restrictions on Nature of Business. The Borrower will not engage in any line of business materially different from that presently engaged in by the Borrower and will not purchase, lease or otherwise acquire assets not related to its business.

Section 6.22         Accounting. The Borrower will not adopt any material change in accounting principles other than as required by GAAP. The Borrower will not adopt, permit or consent to any change in its fiscal year.

Section 6.23         Discounts, etc. After notice from the Lender, the Borrower will not grant any discount, credit or allowance to any customer of the Borrower or accept any return of goods sold. The Borrower will not at any time modify, amend, subordinate, cancel or terminate the obligation of any account debtor or other obligor of the Borrower.

Section 6.24         Plans. Unless disclosed to the Lender pursuant to Section 5.12, neither the Borrower nor any ERISA Affiliate will (i) adopt, create, assume or become a party to any Pension Plan, (ii) incur any obligation to contribute to any Multiemployer Plan, (iii) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (iv) amend any Plan in a manner that would materially increase its funding obligations.

Section 6.25         Place of Business; Name. The Borrower will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location. The Borrower will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest. The Borrower will not change its name or jurisdiction of organization.

Section 6.26         Constituent Documents. The Borrower will not amend its Constituent Documents.

Section 6.27         Change in Senior Management.  The Borrower represents and warrants to Lender that the current chief executive officer for the Borrower is Michael J. Degen and the Borrower agrees that it will not make any change in such senior management position or terminate any such senior manager without the prior written consent of the Lender.

Section 6.28         Performance by the Lender. If the Borrower at any time fails to perform or observe any of the foregoing covenants contained in this Article VI or elsewhere herein, and if such failure shall continue for a period of ten calendar days after the Lender gives the Borrower written notice thereof (or in the case of the agreements contained in Section 6.13 and 6.15, immediately upon the occurrence of such failure, without notice or lapse of time), the Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of the Borrower (or, at the Lender’s option, in the Lender’s name) and may, but need not, take any and all other actions which the Lender may reasonably deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrower shall thereupon pay to the Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Lender, together with interest thereon from the date expended or incurred at the Default Rate. To facilitate the Lender’s performance or observance of such covenants of the Borrower, the Borrower hereby irrevocably appoints the Lender, or the Lender’s delegate, acting alone, as the Borrower’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the Borrower under this Section 6.28.

Section 6.29         Depository Accounts.  The Borrower agrees to maintain its depository accounts with the Lender or any financial institution  affiliated with the Lender.

Section 6.30         Turnaround Consultant.  At the Lender’s request, Borrower shall (at its own expense) retain a turnaround consultant acceptable to the Lender in its sole discretion to assist the Borrower in its financial and/or operational restructuring.

ARTICLE VII.
EVENTS OF DEFAULT, RIGHTS AND REMEDIES

Section 7.1            Events of Default. “Event of Default”, wherever used herein, means any one of the following events:

(a)           Default in the payment of any Obligations when they become due and payable;

(b)           Default in the performance, or breach, of any covenant or agreement of the Borrower contained in this Agreement or any other Loan Document;

(c)           A Change of Control shall occur;

(d)           Any Financial Covenant shall become inapplicable due to the lapse of time and the failure to amend any such covenant to cover future periods;

(e)           The Borrower, any Subsidiary of the Borrower or any Guarantor shall be or become insolvent, or admit in writing its or his inability to pay its or his debts as they mature, or make an assignment for the benefit of creditors; or the Borrower or any Guarantor shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or him or for all or any substantial part of its or his property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower or such Guarantor, as the case may be; or the Borrower or any Guarantor shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it or him under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower or any such Guarantor; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower or any Guarantor;

(f)            A petition shall be filed by or against the Borrower, any Subsidiary of the Borrower, or any Guarantor under the United States Bankruptcy Code naming the Borrower or such Guarantor as debtor;

(g)           Any representation or warranty made by the Borrower in this Agreement, by any Guarantor in any guaranty delivered to the Lender, or by the Borrower (or any of its Officers) or any Guarantor in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement or any such guaranty shall prove to have been incorrect in any material respect when deemed to be effective;

(h)           The rendering against the Borrower of an arbitration award, final judgment, decree or order for the payment of money in excess of $200,000 and the continuance of such arbitration award, judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days without a stay of execution;

(i)            A default under any bond, debenture, note or other evidence of material indebtedness of the Borrower owed to any Person other than the Lender, or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture, other instrument, lease or contract;

(j)            Any Reportable Event, which the Lender determines in good faith might constitute grounds for the termination of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrower by the Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or the Borrower or any ERISA Affiliate shall have filed for a distress termination of any Pension Plan under Title IV of ERISA; or the Borrower or any ERISA Affiliate shall have failed to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, which the Lender determines in good faith may by itself, or in combination with any such failures that the Lender may determine are likely to occur in the future, result in the imposition of a Lien on the Borrower’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which results or could reasonably be expected to result in a material liability of the Borrower to the Multiemployer Plan under Title IV of ERISA.

(k)           An event of default shall occur under any Security or other Loan Document;

(l)            The Borrower shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or sell or attempt to sell all or substantially all of its assets, without the Lender’s prior written consent;

(m)          Default in the payment of any amount owed by the Borrower to the Lender other than any indebtedness arising hereunder;

(n)           Any Guarantor or person signing a support agreement in favor of the Lender shall repudiate, purport to revoke or fail to perform his obligations under his guaranty or support agreement in favor of the Lender, any individual Guarantor shall die or any other Guarantor shall cease to exist;

(o)           The Borrower shall take or participate in any action which would be prohibited under or violate the provisions of the Intercreditor Agreement, any Subordination Agreement or make any payment on the Subordinated Indebtedness (as defined in the Subordination Agreement) that any Person was not entitled to receive under the provisions of the Subordination Agreement;

(p)           Any event or circumstance with respect to the Borrower shall occur such that the Lender shall believe in good faith that the prospect of payment of all or any part of the Obligations or the performance by the Borrower under the Loan Documents is impaired or any material adverse change in the business or financial condition of the Borrower shall occur; or

(q)           Any breach, default or event of default by or attributable to any Affiliate under any agreement between such Affiliate and the Lender shall occur.

Section 7.2            Rights and Remedies. During any Default Period, the Lender may exercise any or all of the following rights and remedies:

(a)           the Lender may, by notice to the Borrower, declare the Commitment to be terminated, whereupon the same shall forthwith terminate;

(b)           the Lender may, by notice to the Borrower, declare the Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrower hereby expressly waives;

(c)           the Lender may, without notice to the Borrower and without further action, apply any and all money owing by the Lender to the Borrower to the payment of the Obligations;

(d)           the Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral (with or without giving any warranties as to the Collateral, title to the Collateral or similar warranties), and, in connection therewith, the Borrower will on demand assemble the Collateral and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties;

(e)           the Lender may make demand upon the Borrower and, forthwith upon such demand, the Borrower will pay to the Lender in immediately available funds for deposit in the Special Account pursuant to Section 2.14 an amount equal to the aggregate maximum amount available to be drawn under all Letters of Credit then outstanding, assuming compliance with all conditions for drawing thereunder;

(f)            the Lender may exercise and enforce its rights and remedies under the Loan Documents; and

(g)           the Lender may exercise any other rights and remedies available to it by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in subsections (e) or (f) of Section 7.1, the Obligations shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind. If the Lender sells any of the Collateral on credit, the Obligations will be reduced only to the extent of payments actually received. If the purchaser fails to pay for the Collateral, the Lender may resell the Collateral and shall apply any proceeds actually received to the Obligations.

Section 7.3            Certain Notices. If notice to the Borrower of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 8.3) at least ten calendar days before the date of intended disposition or other action.

ARTICLE VIII.
MISCELLANEOUS

Section 8.1            No Waiver; Cumulative Remedies; Compliance with Laws. No failure or delay by the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law. The Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

Section 8.2                                   Amendments, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 8.3                                   Addresses for Notices; Requests for Accounting. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, or (d) transmitted by telecopy, in each case addressed or telecopied to the party to whom notice is being given at its address or telecopier number as set forth below next to its signature or, as to each party, at such other address or telecopier number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed to have been given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date sent if sent by overnight courier, or (d) the date of transmission if delivered by telecopy, except that notices or requests to the Lender pursuant to any of the provisions of Article II shall not be effective until received by the Lender. All requests under Section 9-210 of the UCC (i) shall be made in a writing signed by a person authorized under Section 2.2(b), (ii) shall be personally delivered, sent by registered or certified mail, return receipt requested, or by overnight courier of national reputation (iii) shall be deemed to be sent when received by the Lender and (iv) shall otherwise comply with the requirements of Section 9-210. The Borrower requests that the Lender respond to all such requests which on their face appear to come from an authorized individual and releases the Lender from any liability for so responding. The Borrower shall pay Lender the maximum amount allowed by law for responding to such requests.

Section 8.4                                   Arbitration.

(a)                                  Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)                                 Governing Rules.  Any arbitration proceeding will (i) proceed in a location in Minnesota selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)                                  No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)                                 Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of Minnesota or a neutral retired judge of the state or federal judiciary of the State of Minnesota, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of Minnesota and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Minnesota Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)                                  Discovery.  In any arbitration proceeding discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)                                    Class Proceedings and Consolidations.  The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(g)                                 Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)                                 Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

Section 8.5                                   Further Documents. The Borrower will from time to time execute and deliver or endorse any and all instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements and writings that the Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the Lender’s rights under the Loan Documents (but any failure to request or assure that the Borrower executes, delivers or endorses any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

Section 8.6                                   Costs and Expenses. The Borrower shall pay on demand all costs and expenses, including reasonable attorneys’ fees, incurred by the Lender in connection with the Obligations, this Agreement, the Loan Documents, any Letter of Credit and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

Section 8.7                                   Indemnity. In addition to the payment of expenses pursuant to Section 8.6, the Borrower shall indemnify, defend and hold harmless the Lender, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):

(i)            any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Advances;

(ii)           any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Section 5.14 proves to be incorrect in any respect or as a result of any violation of the covenant contained in Section 6.12(b); and

(iii)          any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents or the use or intended use of the proceeds of the Advances.

If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, the Borrower, or counsel designated by the Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrower’s sole costs and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Borrower’s obligation under this Section 8.7 shall survive the termination of this Agreement and the discharge of the Borrower’s other obligations hereunder.

Section 8.8                                   Participants. The Lender and its participants, if any, are not partners or joint venturers, and the Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants. All rights and powers specifically conferred upon the Lender may be transferred or delegated to any of the Lender’s participants, successors or assigns.

Section 8.9                                   Execution in Counterparts; Telefacsimile Execution. This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

Section 8.10                            Retention of Borrower’s Records. The Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings, or other papers delivered to the Lender by the Borrower or in connection with the Loan Documents for more than four months after receipt by the Lender.

Section 8.11                            Binding Effect; Assignment; Complete Agreement; Exchanging Information. The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the Lender’s prior written consent. To the extent permitted by law, the Borrower waives and will not assert against any assignee any claims, defenses or set-offs which the Borrower could assert against the Lender. This Agreement shall also bind all Persons who become a party to this Agreement as a borrower. This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. Without limiting the Lender’s right to share information regarding the Borrower and its Affiliates with the Lender’s participants, accountants, lawyers and other advisors, the Lender, Wells Fargo & Company, and all direct and indirect subsidiaries of Wells Fargo & Company, may exchange any and all information they may have in their possession regarding the Borrower and its Affiliates, and the Borrower waives any right of confidentiality it may have with respect to such exchange of such information.

Section 8.12                            Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 8.13                            Headings. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 8.14                            Amendment and Restatement of Existing Credit Agreement.  This Agreement completely amends, restates and replaces the Existing Credit Agreement, which is no longer of any force or effect.

Section 8.15                            Governing Law; Jurisdiction, Venue; Waiver of Jury Trial. The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Minnesota. The parties hereto hereby (i) consent to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related to compelling arbitration, enforcing an arbitration award related to this Agreement; or the Lender’s exercise of any of its rights under Subsection 8.4(c), above; (ii) waive any argument that venue in any such forum is not convenient, (iii) agree that any litigation initiated by the Lender or the Borrower in connection with and permitted by this Agreement or the other Loan Documents may be venued in either the State or Federal courts located in Hennepin County, Minnesota; (iv) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Notwithstanding the foregoing, nothing shall prevent or prohibit the Lender from bringing any action or seeking jurisdiction against the Borrower in any other court or venue as may be required by applicable law.

THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

Section 8.16                            No Waiver under Existing Credit Agreement.  The execution of this Agreement and any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Existing Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Agreement.

Section 8.17                            Release.  The Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

Nortech Systems Incorporated	NORTECH SYSTEMS INCORPORATED
1120 Wayzata Boulevard East	By	/s/ Richard G. Wasielewski
Suite 201		Richard G. Wasielewski
Wayzata, MN 55391		Its Chief Financial Officer
Telecopier: 952-449-0442
Attention: Michael J. Degen
e-mail: mdegen@nortechsys.com

Wells Fargo Bank, N.A.	WELLS FARGO BANK,
MAC N9305-198	NATIONAL ASSOCIATION
90 South Seventh Street, 19th Floor	By	/s/ Ann Spry
Minneapolis, MN 55402		Ann Spry
Telecopier: (612) 316-1853		Its Vice President
Attention: Ann Spry
e-mail: ann.m.spry@wellsfargo.com

[Signature Page to Second Amended and Restated
Credit and Security Agreement dated August 6, 2009]

Table of Exhibits and Schedules

Exhibit A	Compliance Certificate
Exhibit B	Borrowing Base Certificate
Exhibit C	Premises
Schedule 5.1	Trade Names, Chief Executive Office, Principal Place of Business, and Locations of Collateral
Schedule 5.2	Capitalization and Organizational Chart
Schedule 5.5	Subsidiaries
Schedule 5.11	Intellectual Property Disclosures
Schedule 6.3	Permitted Liens
Schedule 6.4	Permitted Indebtedness and Guaranties

Exhibit A to Second Amended and Restated Credit and Security Agreement

Compliance Certificate

To:	Anny Spry
Wells Fargo Bank, N.A.
Date:	, 200
Subject:	Nortech Systems Incorporated Financial Statements

In accordance with our Second Amended and Restated Credit and Security Agreement dated as of August 6, 2009, and as amended from time to time (as amended, the “Credit Agreement”), attached are the financial statements of Nortech Systems Incorporated (the “Borrower”) as of and for                                 , 200       (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”). All terms used in this certificate have the meanings given in the Credit Agreement.

As of each quarterly reporting period, I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present the Borrower’s financial condition as of the date thereof.

Events of Default. (Check one):

☐                                    The undersigned does not have knowledge of the occurrence of a Default or Event of Default under the Credit Agreement except as previously reported in writing to the Lender.

☐                                    The undersigned has knowledge of the occurrence of a Default or Event of Default under the Credit Agreement not previously reported in writing to the Lender and attached hereto is a statement of the facts with respect to thereto. The Borrower acknowledges that pursuant to Section 2.10(b) of the Credit Agreement, the Lender may impose the Default Rate at any time during the resulting Default Period.

Financial Covenants. I further hereby certify as follows:

1.                                       Maximum Net Loss. Pursuant to Section 6.2(a) of the Credit Agreement, as of the Reporting Date, Borrower’s fiscal year-to-date Net Loss, determined on a consolidated basis, was                                          which ☐ satisfies ☐ does not satisfy the requirement that such Net Loss be no more than the applicable amount set forth in the table below on the Reporting Date.

June 30, 2009	<$5,800,000>
July 31, 2009	<$6,100,000>
August 31, 2009	<$6,300,000>
September 30, 2009	<$6,600,000>
October 31, 2009	<$6,500,000>
November 30, 2009	<$6,400,000>
December 31, 2009	<$6,400,000>
January 31, 2010	<$500,000>
February 29, 2010	<$500,000>

2.                                       Capital Expenditures.  Pursuant to Section 6.2(b) of the Credit Agreement:

(a)                                  For the year to date period for fiscal year 2009,  the fiscal quarter to date period ending on the Reporting Date, Borrower has expended or contracted to expend during such fiscal year to date for Capital Expenditures $                       in the aggregate, which  ☐ satisfies ☐ does not satisfy the requirement that such expenditures not exceed $1,200,000 for the fiscal year ending December 31, 2009.  As of the Reporting Date, Borrower has expended or contracted to expend $                       in accordance with the Reimbursement Agreement for Capital Expenditures related to the roof project at the Blue Earth, Minnesota Facility, which ☐ satisfies ☐ does not satisfy the requirement that Borrower expend no more than $600,000 (of the $1,200,000 aggregate limit) during fiscal year 2009 to complete such project.

(b)                                 Borrower has expended or contracted to expend during such fiscal quarter ending               ,     , 200    for Capital Expenditures $                       in the aggregate, which  ☐ satisfies ☐ does not satisfy the requirement that such expenditures not exceed $150,000 in the aggregate for any one fiscal quarter after December 31, 2009.

Attached to are all relevant facts in reasonable detail to evidence, and the computations of the financial covenants referred to above. These computations were made in accordance with GAAP.

NORTECH SYSTEMS INCORPORATED

By
Name:
Its Chief Financial Officer

A-2

Exhibit B to Second Amended and Restated Credit and Security Agreement

BORROWING BASE CERTIFICATE

As of:

NORTECH SYSTEMS, INC. (the “Borrower”) certifies that the following computation of the Borrowing Base was performed in accordance with the borrowing definitions set forth in the Credit Agreement between Wells Fargo Bank, N.A. and the Borrower dated August 6, 2009, as amended from time to time:

Total Accounts Receivable	$
Less:
1) Greater than 90 days past invoice date
2) Disputed Accounts, Contra Accounts or Accounts subject to a claim of offset
3) Progress Billings
4) Accounts owed by Account debtors, where Borrower is not qualified to do business
5) Proceeds of unregistered intellectual property
6) Government Accounts
7) Foreign Accounts
8) Accounts owing by bankrupt or insolvent account debtor
9) Related Party Accounts
10) Accounts not subject to a perfect security interest in favor of Lender
11) Restructured or modified Accounts
12) Accounts constituting advertising, finance charges
13) Accounts to the extent they exceed 15% of total Accounts
14) 25% Cross Age — GE, Semitool, Northrop Grumman 15% Cross-Age — All other Accounts
15) Accounts dominated in currency other than U.S. $
16) Unapplied Credits
17) Customer Deposits
Eligible Accounts Receivable	$
80% of Eligible Accounts Receivable		(A) $

Total Raw Materials Inventory:
Bemidji, Blue Earth, Fairmont, Merrifield and Augusta	$
Less: Ineligible Raw Materials Inventory
Eligible Raw Materials Inventory
20% of Eligible Raw Materials Inventory	(B)$
(Not to exceed $3,000,000)
Total Finished Goods Inventory:
Bemidji, Blue Earth, Fairmont, Merrifield and Augusta	$
Less: Ineligible Finished Goods Inventory
Eligible Finished Goods Inventory
30% Less of Eligible Finished Goods Inventory	(C)$

The LESSOR of (B) + (C), or $4,000,000	(D)$

TOTAL BORROWING BASE (The lessor of (A) + (D), or $12,000,000)	$
LESS: Borrowing Base Reserve, if any	$
LESS: Reserve for Purchasing Card Credit Limit	$
LESS: Reserve for Swap Exposure	$
LESS: Total Letters of Credit Outstanding	$
LESS: Total Line of Credit Advances Outstanding	$

TOTAL EXCESS/DEFICIT	$

NORTECH SYSTEMS, INC.
By:		Date:
Its:

B-2

Exhibit C to Second Amended and Restated Credit and Security Agreement

Premises

The Premises referred to in the Credit and Security Agreement are legally described as follows:

1)                                      WAYZATA:  1120 Wayzata Blvd, Suite 200 & 201, Wayzata, MN  55391

2)                                      AUGUSTA:  A parcel of land located in Eau Claire County, State of Wisconsin, described as follows: Lot 1 of Eau Claire County certified survey map number 1358 filed March 14, 1997, in volume 7 of Certified Survey Maps, pages 137-139 in the office of the Register of Deeds for Eau Claire County Wisconsin.

3)                                      BEMIDJI:  That part of Government Lot 2, also with that part of the Northwest Quarter of the Southeast Quarter, Section 36, Township 147, Range 34, described as follows:

Commencing at a cast iron monument known as B-12 on the Northerly right-of-way line of Trunk Highway No. 2, said monument being the most Northerly point of the plat of Minnesota Department of Transportation right-of-way Plat No. 04-5, according to the recorded plat thereof, assuming said Northerly right-of-way line bears North 68 degrees 32 minutes 14 seconds West along said Northerly right-of-way line 1023.92 feet to the point of beginning; thence continuing North 68 degrees 32 minutes 14 seconds West along said Northerly right-of-way line1167.81 feet; thence North 74 degrees 29 minutes 01 seconds East 701.36 feet; thence South 68 degrees 32 minutes 14 seconds East, parallel to said Northerly right-of-way line 462.30 feet to a point on a 100.00 feet radius curve, the center of circle of said curve bears South 54 degrees 10 minutes 06 seconds East from said point, said point also being on the right-of-way line of a road; thence Southeasterly along said curve and said right-of-way line 194.28 feet; central angle 111 degrees 18 minutes 46 seconds; thence South 14 degrees 21 minutes 08 seconds West along the prolongation of a radial line of said curve 300.00 feet to the point of beginning.

Beltrami County, Minnesota

Abstract Property

5)                                      FAIRMONT:  Parcel A:  Lot Two (2), Block One (1), of the Hodgman Business Addition to the City of Fairmont, according to the map or plat thereof on file and of record in the office of the County Recorder in and for Martin County, Minnesota. Parcel B:  Lot Two (2), Block One (1), of the First Northeast Addition to the City of Fairmont, according to the plat thereof on file and of record in the Office of the Register of Deeds in and for Martin County, Minnesota, and that portion of Lot Three (3), Block One (1), First Northeast Addition aforesaid described as follows:

Commencing at the Southwest corner of the aforementioned Lot Three (3) in Block One (1) of the First Northeast Addition to the City of Fairmont, Minnesota, thence

East along the South line of said Lot Three (3) for a distance of 163.35 feet, thence deflecting 90 degrees 21 minutes left for a distance of 30.00 feet, thence deflecting 89 degrees 39 minutes left for a distance of 163.35 feet to a point on the West line of said Lot Three (3), thence South along said West line of Lot Three (3) for a distance of 30.00 feet to the point of beginning.

Parcel C:  Lots Four (4) and Five (5), Block Two (2), First Northeast Addition to the City of Fairmont, as per map or plat thereof on file and of record in the Office of the County Recorder in and for Martin County, Minnesota.

Abstract Property

6)                                      MERRIFIELD:  That part of Govt. Lot 6, Sec. 36, Twp. 135, Rge. 28, described as follows:  Beginning at the Northeast corner of said Govt. Lot 6; thence South 00 degrees 59 minutes 20 seconds West, assumed bearing, 579.89 feet along the East line  of said Govt. Lot 6; thence North 82 degrees 38 minutes 21 seconds West 114.59 feet; thence South 81 degrees 39 minutes 36 seconds West 374.51 feet to the Easterly line of a 66 foot easement; thence North 70 degrees 11 minutes 23 seconds West 19.60 feet along said Easterly line of the 66 foot road easement; thence Northeasterly 44.66 feet along a tangential curve, concave to the Northeast, central angle 64 degrees 10 minutes 00 seconds and radius 39.88 feet continuing along said Easterly line of the 66 foot road easement; thence North 06 degrees 01 minutes 23 seconds West, along tangential of the last described curve, 24.02 feet continuing along said Easterly line of the 66 foot road easement; thence North 00 degrees 59 minutes 20 seconds East 565 feet, more or less, to the North line of said Govt. Lot 6; thence Easterly 600 feet, more or less, along the North line of said Govt. Lot 6 to the point of beginning.  AND that part of Govt. Lot 6, Sect. 36, Twp. 135, Rge. 28, described as follows:  Commencing at the Northeast corner of said Govt. Lot 6; thence South 00 degrees 59 minutes 20 seconds West, assumed bearing, 579.89 feet along the East line of said Govt. Lot 6; thence North 82 degrees 38 minutes 21 seconds West 114.59 feet; thence South 81 degrees 39 minutes 36 seconds West 374.51 feet to the Easterly line of a 66 foot road easement; thence Northwesterly 44.66 feet along a tangential curve concave to the Northeast, central angle 64 degrees 10 minutes 00 seconds, radius 39.88 feet, continuing along said Easterly line of the 66 foot wide road easement; thence North 6 degrees 01 minutes 23 seconds West, along the tangent to the last described curve, 24.02 feet continuing along said Easterly line of the 66 foot road easement; thence South 83 degrees 58 minutes 37 seconds West 66.00 feet along the North line of said 66 foot road easement; thence North 00 degrees 59 minutes 20 seconds East 33.25 feet to the point of beginning of the tract to be described; thence South 83 degrees 58 minutes 37 seconds West 725 feet, more or less, to the West line of said Govt. Lot 6; thence Northerly 591 feet, more or less, along said West line of Govt. Lot 6 to the Northwest corner of said Govt. Lot 6; thence Easterly 716 feet, more or less, along the North line of said Govt. Lot 6 to the line bearing North 00 degrees 59 minutes 20 seconds East from the point of beginning; thence South 00 degrees 59 minutes 20 seconds West 523 feet, more or less, to the point of beginning.

Crow Wing Count, Minnesota

Abstract Property

7)                  BLUE EARTH, MINNESOTA:  Commencing at the Southwest corner of the Southwest Quarter of Section 7 in Township 102 North, Range 27, West of the 5th Principal Meridian in the County of Faribault and State of Minnesota; thence North along the West line of the Southwest Quarter of said Section 7, a distance of 680 feet; thence East parallel with the South line of the Southwest Quarter of said Section 7, a distance of 765 feet; thence South parallel with the West line of the Southwest Quarter of said Section 7, a distance of 680 feet; thence West along the South line of the Southwest Quarter of said Section 7, a distance of 765 feet to the point of beginning;

Except a tract of land in the Southwest Quarter of Section 7, Township 102 North, Range 27 West in the City of Blue Earth, Faribault County, Minnesota, described as follows:  Commencing at the Southwest corner of said Section 7; thence North 89 degrees 04 minutes 19 seconds East, (assumed bearing) along the south line of the Southwest Quarter of said Section 7, a distance of 765.00 feet; thence North 00 degrees 00 minutes 00 seconds East, parallel with the West line of the Southwest Quarter of said Section 7, a distance of 78.10 feet to the northerly right-of-way line of County State Aid Highway No. 16 and the point of beginning; thence continuing North 00 degrees 00 minutes 00 seconds East, a distance of 60.00 feet; thence South 89 degrees 04 minutes 19 seconds West, a distance of 20.00 feet; thence South 00 degrees 00 minutes 00 seconds West, a distance of 59.71 feet to said north highway right-of-way line; thence North 89 degrees 54 minutes 45 seconds East, along said highway right-of-way line, a distance of 20.00 feet to the point of beginning.

Together with an easement over that part of the West Half of the Southwest Quarter of said Section 7, excepting the tract described above, that lies between a line running parallel to but 10 feet North of the North right of way line of U.S. Trunk Highway No. 16 and the North right of way line of said Trunk Highway No. 16 as now located.

Faribault County, Minnesota.

Schedule 5.1 to Credit and Security Agreement

Trade Names, Chief Executive Office, Principal Place of Business,
and Locations of Collateral

Trade Names

Intercon One

Chief Executive Office/Principal Place of Business

1120 Wayzata Boulevard East, Suite 201, Wayzata, MN 55391

Other Inventory and Equipment Locations

1)                                      750 Industrial Drive, Augusta, WI  54722

2)                                      1007 East 10th Street, Fairmont, MN  55603

3)                                      926 East 10th Street, Fairmont, MN  55603

4)                                      1030 Fairview Avenue, Fairmont, MN  55603

5)                                      12136 Crystal Lake Road, Merrifield, MN 56465

6)                                      1120 Wayzata Blvd, Ste 200 & 201, Wayzata, MN 55391

7)                                      4050 Norris Court NW, Bemidji, MN 56601

8)                                      1930 West First Street, Blue Earth, Minnesota 56013

Schedule 5.2 to Credit and Security Agreement

Capitalization and Organizational Chart

Holder	Type of Rights/Stock	No. of shares (after exercise of all rights to acquire shares)	Percent interest on a fully diluted basis
Publicly Held	Common Stock	2,738,955	n/a
Publicly Held	Preferred Stock	250,000	n/a

Attach organizational chart showing the ownership structure of all Subsidiaries of the Borrower.

Schedule 5.5  to Credit and Security Agreement

Subsidiaries

1.             Nortech Medical Services, Inc. (Inactive)

2.             Manufacturing Assembly Solutions of Monterrey, Inc.

Schedule 5.11 to Credit and Security Agreement

Intellectual Property Disclosures

None

Schedule 6.3 to Credit and Security Agreement

Permitted Liens

	Original	Original Filing	Lapse
Secured Party	Filing #	Date	Date	Collateral/Comments
Northwest Minnesota Foundation	20023439564	3/18/2002	3/18/2012	All Assets (Terminated on 2/1/2007)
Wells Fargo Equipment Finance, Inc.	200412663289	7/26/2004	7/26/2009	Specific Equipment Located in Merrifield, Bemidji, Fairmont and Augusta
Great America Leasing Corporation	200412663289	7/27/2004	7/27/2009	Specific Equipment
Demag Plastics Group	200412721907	7/30/2004	7/30/2009	PMSI (Terminated on 2/1/07)
Great America Leasing Corporation	200515247574	2/16/2005	2/16/2010	Lease Filing - Mailing Equipment
Wells Fargo Equipment Finance, Inc.	200517515660	8/4/2005	8/4/2010	Specific Equipment Located in Merrifield, Bemidji, Fairmont and Augusta
Wells Fargo Equipment Finance, Inc.	200611340371	4/6/2006	4/6/2011	Specific Equipment Located in Merrifield, Bemidji and Fairmont
Arrow Electronics, Inc.	200612304176	6/12/2006	6/12/2011	Consignment Inventory and Products Sold to Debtor Pursuant to Consigned Inventory Agreement dated 4/11/06.
Arrow Electronics, Inc.	200614885330	12/29/2006	12/29/2011	Consignment Inventory and Products Sold to Debtor Pursuant to Consigned Inventory Agreement dated 12/6/06.
Bell Microproducts Inc.	200715644660	2/22/2007	2/22/2012	Consignment inventory including all proceeds, products and accessories and anything it is assembled or added to.
Banc of America Leasing & Capital LLC	20071666830	5/7/2007	5/7/2012	Lease Filing- Specific Equipment manufactured by Mydata Automation, Inc.
Marlin Leasing Corp	200716427337	4/19/2007	4/19/2012	Lease Filing - Copier Equipment
Arrow Electronics, Inc.	200718099911	9/5/2007	9/5/2012	Consignment Inventory and Products Sold to Debtor Pursuant to Consigned Inventory Agreement dated 5/8/07.
Wells Fargo Equipment Finance/Providence Capital	200718990862	11/16/2007	11/16/2012	Specific Equpment - Stirling Stone & Tile
Arrow Electronics, Inc.	200810873217	3/7/2008	3/7/2013	Consignment Inventory and Products Sold to Debtor Pursuant to Consigned Inventory Agreement dated 2/9/07.
Wells Fargo Equipment Finance, Inc.	200814387268	12/30/2008	12/30/2013	Specific Equipment Located in Fairmont, Augusta and Merrifield
Wells Fargo Equipment Finance, Inc.	200915015295	2/18/2009	2/18/2014	Specific Equipment Located in Garner, IA
E.O. Johnson Co. Inc.	200915138100	2/27/2009	2/27/2014	Office Equipment

Schedule 6.4 to Credit and Security Agreement

Permitted Indebtedness and Guaranties

Indebtedness

Creditor	Principal Amount	Maturity Date	Monthly Payment	Collateral

None

Guaranties

Primary Obligor	Amount and Description of Obligation Guaranteed	Beneficiary of Guaranty

None